News Release

FOR IMMEDIATE RELEASE

Contact Information:

Media	Investors
Mike Bazinet	Tom Gelston
Director, Global Communications	Director, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: mbazinet@terex.com	Email: tgelston@terex.com

TEREX CALLS SPECIAL MEETING OF STOCKHOLDERS TO CONSIDER

PROPOSAL TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

WESTPORT, CT, May 23, 2007 – Terex Corporation (NYSE:TEX) today announced that it is calling a Special Meeting of Stockholders to be held July 17, 2007 at its headquarters here to consider a proposal to amend the Company’s Certificate of Incorporation to increase the number of shares of common stock the Company is authorized to issue by 150,000,000. The Company currently has 150,000,000 authorized shares of common stock.

A proposal for an amendment to increase the authorized number of shares of common stock by 450,000,000 was not approved by stockholders at the Company’s Annual Meeting of Stockholders held on May 17, 2007.

“Our Board of Directors heard the concerns that stockholders voiced about the size of the first proposed increase in authorized shares,” said Ronald M. DeFeo, Chairman and Chief Executive Officer. “We have responded with a more modest proposal that will still provide Terex with the needed flexibility in connection with possible future stock splits, financing transactions, acquisitions of other companies or business properties, employee benefit plans and other corporate purposes.”

Shareholders of record as of May 31, 2007 will be eligible to vote on the proposal. Approval of the proposal will require the affirmative vote of the holders of a majority of the shares of common stock outstanding and eligible to vote at the Special Meeting.

Terex Corporation is a diversified global manufacturer with 2006 net sales of approximately $7.6 billion. Terex operates in five business segments: Aerial Work Platforms, Construction, Cranes, Materials Processing & Mining, and Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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Terex Corporation

200 Nyala Farm Road, Westport, CT 06880